                                                                     EXHIBIT 4.2

                                SUPPORT AGREEMENT


         THIS SUPPORT AGREEMENT is entered into as of February 10, 1999, between The Men's Wearhouse, Inc., a Texas corporation ("TMW"), Golden Moores Company, a Nova Scotia unlimited liability company and wholly owned subsidiary of TMW ("Canco"), and Moores Retail Group Inc., a New Brunswick corporation ("MG"), and MARPRO Holdings, Inc., MGB Limited Partnership, Capital D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra Cerberus Fund, Ltd., Styx International Ltd, The Long Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P. and Styx Partners, L.P. (collectively, the "Shareholders" and each a "Shareholder").

                                    RECITALS

         WHEREAS, pursuant to a Combination Agreement dated as of November 18, 1998, by and between TMW, Canco, MG and the Shareholders (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement") the parties agreed that on the Effective Date (as defined in the Combination Agreement), TMW, Canco and MG would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit N to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

         WHEREAS, pursuant to a share restructuring (the "Share Restructuring") effected by a share restructuring plan (the "Share Restructuring Plan") filed pursuant to the Business Corporations Act (New Brunswick) (or any successor or other corporate statute by which MG may in the future be governed) (the "Act") each issued and outstanding Common Share, Class B Share, Class C Share and Class D Share of MG (the "MG Shares") and each option to purchase MG Shares (the "Options") was exchanged for issued and outstanding Exchangeable Shares of MG (the "Exchangeable Shares"), and thereafter, MG's sole issued and outstanding Preferred Share was exchanged by the holder thereof for one hundred issued and outstanding Common Shares.

         WHEREAS, the above-mentioned Share Restructuring Plan sets forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares.

         WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby TMW and Canco will take certain actions and make certain payments and deliveries necessary to ensure that TMW and Canco will be able to make certain payments and to deliver or cause to be delivered shares of TMW Common Stock in satisfaction of the obligations of TMW and Canco under the Exchangeable Share Provisions.

         WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby TMW and Canco will take certain actions and make certain payments and deliveries necessary to ensure that MG will be able to make certain payments and to deliver or cause to be delivered shares of TMW Common Stock in satisfaction of the obligations of MG under the Exchangeable Share Provisions.

         NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

         1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

         1.2 Interpretation Not Affected by Headings, Etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

         1.3 Number, Gender, Etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

         1.4 Date for Any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE II.

                           Covenants of TMW and Canco

         2.1 Delivery by TMW. TMW hereby agrees that it will provide directly to the Shareholders or to Canco, as required by the Exchangeable Share Provisions or the Share Restructuring Plan, out of TMW's authorized and unissued capital stock such number of shares of TMW Common Stock (or other shares or securities into which TMW Common Stock may be reclassified or changed as contemplated by section 3.7 hereof) (a) as is equal to the sum of the number of Exchangeable Shares issued and outstanding from time to time and (b) as are now and may hereafter be required to enable and permit TMW, Canco or MG, as applicable, to meet their obligations hereunder, under the Combination Agreement, the Share Restructuring Plan, the Exchangeable Share Provisions or any other related document.

         2.2 Delivery by Canco. Canco hereby agrees to deliver to the Shareholders or MG, as required by the Exchangeable Share Provisions or the Share Restructuring Plan, such shares of TMW Common Stock as they may become entitled to under the provisions hereof or of the Combination Agreement, the Share Restructuring Plan, the Exchangeable Share Provisions or any other related document.


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                                  ARTICLE III.

                         Covenants of TMW, Canco and MG

         3.1 Covenants of TMW and Canco Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding, TMW will or will cause Canco and Canco will or will cause MG, as the case may be, to:

                  (a) not declare or pay any dividend on TMW Common Stock unless (A) MG will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (B) subsection 3.1(b) shall be complied with in connection with such dividend;

                  (b) cause MG to declare simultaneously with the declaration of any dividend on TMW Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on TMW Common Stock, cause MG to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

                  (c) advise MG sufficiently in advance of the declaration by TMW of any dividend on TMW Common Stock and take all such other actions as are necessary, in cooperation with MG, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on TMW Common Stock;

                  (d) ensure that the record date for any dividend declared on TMW Common Stock is not less than ten Business Days after the declaration date for such dividend;

                  (e) take all such actions and do all such things as are necessary or desirable to enable and permit MG, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of MG or any other distribution of the assets of MG for the purpose of winding up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit MG to cause to be delivered shares of TMW Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

                  (f) take all such actions and do all such things as are necessary or desirable to enable and permit MG, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the


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                           Retraction Price and the Redemption Price, including
                           without limitation all such actions and all such things as are necessary or desirable to enable and permit MG to cause to be delivered shares of TMW Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be;

                  (g) take all such actions and do all such things as are necessary or desirable to enable and permit TMW and Canco, in accordance with applicable law and any contractual obligation of TMW, Canco and MG, to, and TMW and Canco shall, pay and perform their obligations to purchase Exchangeable Shares, including without limitation all such actions and all such things as are necessary or desirable to enable and permit TMW and Canco to deliver shares of TMW Common Stock to the holder of Exchangeable Shares, in accordance with Article 6, Article 8 or Article 9 of the Exchangeable Share Provisions and Sections 4.1,
                           4.2 and 4.3 of the Share Restructuring Plan; and

                  (h) cause the Transfer Agent to take all actions to be taken by the Transfer Agent to carry out the terms of the Exchangeable Share Provisions and the Share Restructuring Plan.

         3.2 Segregation of Funds. TMW will or will cause Canco and Canco will or will cause MG, as required by the Exchangeable Share Provisions or the Share Restructuring Plan, to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable TMW, Canco and MG to pay or otherwise satisfy their obligations under the Exchangeable Share Provisions or the Share Restructuring Plan to deliver and pay the Exchangeable Share Consideration and the Exchangeable Share Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and TMW, Canco and MG will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Exchangeable Share Consideration and the Exchangeable Share Price, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

         3.3 Reservation of Shares of TMW Common Stock. TMW hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of TMW's authorized and unissued capital stock such number of shares of TMW Common Stock (or other shares or securities into which TMW Common Stock may be reclassified or changed as contemplated by section 3.7 hereof) (a) as is equal to the sum of the number of Exchangeable Shares issued and outstanding from time to time and
(b) as are now and may hereafter be required to enable and permit TMW, Canco and MG to meet their obligations hereunder, under the Combination Agreement, the Share Restructuring Plan, the Voting Trust Agreement, the Exchangeable Share Provisions and any other related document pursuant to which TMW, MG or Canco may now or hereafter be required to deliver shares of TMW Common Stock to the holders of Exchangeable Shares.


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         3.4 Notification of Certain Events. In order to assist TMW and Canco to comply with their obligations hereunder, MG will give TMW and Canco notice of each of the following events at the time set forth below:

                  (a) immediately, in the event of any determination by the Board of Directors of MG to take any action which would require a vote of the holders of Exchangeable Shares for approval;

                  (b) immediately, upon the earlier of (A) receipt by MG of notice of, and (B) MG otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of MG or to effect any other distribution of the assets of MG among its shareholders for the purpose of winding-up its affairs;

                  (c) immediately, upon receipt by MG of a Retraction Request (as defined in the Exchangeable Share Provisions);

                  (d) at least 130 days prior to any Automatic Redemption Date determined by the Board of Directors of MG in accordance with clause (b) of the definition of Automatic Redemption Date in the Exchangeable Share Provisions; and

                  (e) as soon as practicable upon the issuance by MG of any Exchangeable Shares or rights to acquire Exchangeable Shares.

         3.5 Delivery of Shares of TMW Common Stock. In furtherance of its obligations hereunder, upon notice of any event which requires MG to cause to be delivered shares of TMW Common Stock to any holder of Exchangeable Shares, TMW shall deliver to Canco and Canco shall forthwith deliver or TMW shall be entitled to deliver directly the requisite shares of TMW Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as MG shall direct. All such shares of TMW Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

         3.6 Qualification of Shares of TMW Common Stock. TMW covenants that if any shares of TMW Common Stock to be issued and delivered hereunder or under the Combination Agreement, the Share Restructuring Plan or the Exchangeable Share Provisions require registration or qualification with or approval of or the filing of any document including any prospectus or similar document the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares may be delivered to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of TMW for purposes of Canadian federal or provincial securities law or an "affiliate" of TMW for purposes of United States federal or state securities law), TMW will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of TMW Common Stock to be

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

and remain duly registered, qualified or approved. TMW represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of TMW Common Stock to be issued and delivered hereunder or under the Combination Agreement, the Share Restructuring Plan or the Exchangeable Share Provisions to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of TMW for the purposes of Canadian federal and provincial securities law or an "affiliate" of TMW for purposes of United States federal or state securities law). TMW will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of TMW Common Stock to be delivered hereunder or under the Combination Agreement, the Share Restructuring Plan or the Exchangeable Share Provisions to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

         3.7      Equivalence.

                  (a)      TMW will not:

                           (i) issue or distribute shares of TMW Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TMW Common Stock) to the holders of all or substantially all of the then outstanding shares of TMW Common Stock by way of stock dividend or other distribution; or

                           (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of TMW Common Stock entitling them to subscribe for or to purchase shares of TMW Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TMW Common Stock); or

                           (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of TMW Common Stock (A) shares or securities of TMW of any class other than TMW Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of TMW Common Stock), (B) rights, options or warrants other than those referred to in subsection 3.7(a)(ii) above, (C) evidences of indebtedness of TMW or (D) assets of TMW;

         unless

                           (iv) one or all of TMW, Canco and MG is permitted under applicable law and any contractual obligations of TMW, Canco and MG to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares; and

                           (v) one or all of TMW, Canco and MG shall issue or distribute such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

                  (b)      TMW will not:

                           (i) subdivide, redivide or change the then outstanding shares of TMW Common Stock into a greater number of shares of TMW Common Stock; or

                           (ii) reduce, combine or consolidate or change the then outstanding shares of TMW Common Stock into a lesser number of shares of TMW Common Stock; or

                           (iii) reclassify or otherwise change the shares of TMW Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of TMW Common Stock;

         unless

                           (iv) MG is permitted under applicable law and any contractual obligation of MG to simultaneously make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares; and

                           (v) the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

                  (c) TMW will ensure that the record date for any event referred to in section 3.7(a) or 3.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by TMW (with simultaneous notice thereof to be given by TMW to MG).

         3.8 Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, merger, business combination or similar transaction with respect to TMW Common Stock (an "Offer") is proposed by TMW or is proposed to TMW or its shareholders and is recommended by the Board of Directors of TMW, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of TMW, TMW shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of TMW Common Stock, without discrimination, including, without limiting the generality of the foregoing, TMW will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by TMW or where TMW is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against MG (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

         3.9 Ownership of Outstanding Shares. Without the prior approval of MG and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11.1 of the Exchangeable Share Provisions, TMW covenants and agrees in favor of MG that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than TMW or any of its Subsidiaries, TMW will be and remain the direct or indirect beneficial owner of all issued and outstanding MG Common Shares and of at least 50.1% of all other securities of MG carrying or entitled to voting rights in any circumstances generally for the election of directors, in each case other than the Exchangeable Shares.

         3.10 TMW to Vote Exchangeable Shares Proportionately. TMW covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by TMW and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. TMW further covenants and agrees that it will, and will cause its Subsidiaries to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares in the same proportion as the Exchangeable Shares not held by TMW and its Subsidiaries are voted by the holders thereof; provided, however, that any such obligation of TMW and its Subsidiaries to vote Exchangeable Shares proportionately shall only apply to matters of MG with respect to which the Exchangeable Shares are entitled to vote.

         3.11 Due Performance. On and after the Effective Date, TMW and Canco shall duly and timely perform all of their obligations provided for in the Share Restructuring Plan, including any obligations that may arise upon the exercise of TMW's or Canco's rights under the Exchangeable Share Provisions.

         3.12 Automatic Redemption Date. Each of TMW, Canco and MG agrees that it will not take any action which would cause an Automatic Redemption Date to occur under clause (c) of the definition thereof under the Exchangeable Share Provisions.

                                   ARTICLE IV.

                                     GENERAL

         4.1 Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than TMW and any of its Subsidiaries.

         4.2 Changes in Capital of TMW and MG. Notwithstanding the provisions of section 4.4 hereof, at all times after the occurrence of any event effected pursuant to section 3.7 or 3.8 hereof,

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
as a result of which either TMW Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which TMW Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

         4.3 Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

         4.4 Amendments, Modifications, Etc. This agreement may not be amended, modified or waived except by an agreement in writing executed by TMW, Canco and MG and approved by the holders of the Exchangeable Shares in accordance with
Section 11.1 of the Exchangeable Share Provisions.

         4.5 Ministerial Amendments. Notwithstanding the provisions of Section 4.4, TMW, Canco and MG may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

                  (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares; provided, that the Board of Directors shall be of the opinion, after receipt of a written opinion of outside counsel, that such covenants are not prejudicial to the interests of the holders of the Exchangeable Shares; or

                  (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of TMW, Canco and MG, it may be expedient to make, provided that each such board of directors shall be of the opinion, after receipt of a written opinion of outside counsel, that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

                  (c) making such changes or corrections which, on receipt of a written opinion of outside counsel to TMW, Canco and MG, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of TMW, Canco and MG shall be of the opinion, after receipt of a written opinion of outside counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

The Corporation shall send a written notice to the holders of the Exchangeable Shares notifying them of any amendment made pursuant to clause (a), (b) or (c) of this Section 4.5 and a copy of any written opinion of counsel received in connection with any such amendment.

         4.6 Meeting to Consider Amendments. MG, at the request of TMW or Canco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of MG, the Exchangeable Share Provisions and all applicable laws.

         4.7 Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

         4.8 Inurement; Third Party Beneficiaries. This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

         4.9 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

         if to MG:

                  Moores Retail Group Inc.
                  5800, Rue St. Denis, Suite 900
                  Montreal, Quebec H2S 3L5
                  Attn: Michel Zelnik
                  Facsimile: 514.274.4177

         with a copy to:

                  Coudert Brothers
                  1114 Avenue of the Americas
                  New York, New York 10036
                  Attn: Thomas J. Drago
                  Facsimile: 212.626.4120

         if to the Shareholders:

                  c/o Coudert Brothers
                  1114 Avenue of the Americas
                  New York, New York 10036
                  Attn: Thomas J. Drago
                  Facsimile 212.626.4120

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
         if to TMW or Canco:

                  The Men's Wearhouse, Inc.
                  40650 Encyclopedia Circle
                  Fremont, California 94538
                  Attn: David Edwab
                  Facsimile: 713.657.0872

         with a copy to:

                  Fulbright & Jaworski L.L.P.
                  1301 McKinney, Suite 5100
                  Houston, Texas, U.S.A.  77010-3095
                  Attn: Michael W. Conlon
                  Facsimile: 713.651.5246

                  and

                  Byers Casgrain
                  1 Place Ville-Marie, Suite 3900
                  Montreal, Quebec, Canada H3B 4M7
                  Attn: Allan A. Mass
                  Facsimile: 514.866.2241

         Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

         4.10 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         4.11 Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario.

         4.12 Attornment. TMW and Canco agree that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waive any objection which they may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction, and TMW hereby appoints Canco at its registered office in the Province of Ontario as TMW's attorney for service of process.

                         [SIGNATURES ON FOLLOWING PAGE]

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
         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                   THE MEN'S WEARHOUSE, INC.



                                   By:      /s/ GARY CKODRE
                                      ---------------------------------
                                   Name:    Gary Ckodre
                                   Title:   Vice President - Finance


                                   GOLDEN MOORES COMPANY



                                   By:      /s/ GARY CKODRE
                                      ---------------------------------
                                   Name:    Gary Ckodre
                                   Title:   Chief Accounting Officer


                                   MOORES RETAIL GROUP INC.



                                   By:      /s/ MICHEL ZELNIK
                                      ---------------------------------
                                   Name:    Michel Zelnik
                                   Title:   CEO


                                   THE SHAREHOLDERS

                                   MARPRO HOLDINGS, INC.


                                   By:      /s/ MARTIN PROSSERMAN
                                      ---------------------------------
                                   Name:    Martin Prosserman
                                   Title:   President

                                   MGB LIMITED PARTNERSHIP


                                   By:      /s/ MICHEL ZELNIK
                                      ---------------------------------
                                   Name:    Michel Zelnik
                                   Title:   President

                                   CAPITAL D'AMERIQUE CDPQ INC.


                                   By:      /s/ NORMAND PROVOST
                                      ---------------------------------
                                   Name:    Normand Provost
                                   Title:   President


                                   By:      /s/ GINETTE DEPELTEAU
                                      ---------------------------------
                                   Name:    Ginette Depelteau
                                   Title:   Corporate Secretary - Director

                                   CERBERUS INTERNATIONAL, LTD.

                                   By: Partridge Hill Overseas Management Ltd.
                                   (Investment Manager)


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Manager

                                   ULTRA CERBERUS FUND, LTD.

                                   By: Partridge Hill Overseas Management Ltd.
                                   (Investment Manager)


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Manager

                                   STYX INTERNATIONAL LTD.

                                   By: Partridge Hill Overseas Management Ltd.
                                   (Investment Manager)


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Manager

                                   THE LONG HORIZONS OVERSEAS FUND LTD.

                                   By: Old Stand Management L.L.C.
                                   (Investment Manager)


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Managing Member

                                   THE LONG HORIZONS FUND, L.P.

                                   By: Old Stand Associates L.L.C.


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Managing Member

                                   STYX PARTNERS, L.P.

                                   By: Styx Associates, L.L.C.


                                   By:      /s/ STEPHEN FEINBERG
                                      ---------------------------------
                                   Name:    Stephen A. Feinberg
                                   Title:   Managing Member